Exhibit 5.1

200 East Randolph Drive
Chicago, Illinois 60601

312 861-2000	Facsimile:
312 861-2200
www.kirkland.com

February 8, 2005

Argonaut Group, Inc.

10101 Reunion Place, Suite 500

San Antonio, Texas 78216

RE:	Argonaut Group, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Argonaut Group, Inc. (the “Company”) in connection with the proposed registration by the Company of up to 200,000 shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), issuable under the Company’s 2004 Employee Stock Purchase (the “Plan”), pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, being hereinafter referred to as the “Registration Statement”).

The opinions contained in this letter (herein called “our opinions”) are based exclusively upon the General Corporation Law of the State of Delaware, as now constituted. We express no opinion as to the applicability of, compliance with, or effect of any other law or governmental requirement with respect to the Company.

In connection with rendering the opinion set forth below, we have examined originals, telecopies or copies, certified or otherwise identified to our satisfaction, of such records of the Company, all such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for this opinion.

We have assumed for purposes of this opinion: that each document we have reviewed for purposes of this opinion is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; and that the Plan and every agreement we have

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Argonaut Group, Inc.

February 8, 2005

examined for purposes of this opinion constitutes a valid and binding obligation of each party to that document and that each such party has satisfied all legal requirements that are applicable to such party to the extent necessary to entitle such party to enforce such agreement. We have also made other assumptions which we believe to be appropriate for purposes of this opinion. We have not independently established or verified any facts relevant to this opinion, but have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, we hereby advise you that in our opinion:

(1) The Company is a corporation existing and in good standing under the General Corporation Law of the State of Delaware.

(2) Each share of Common Stock registered under the Registration Statement and issuable under the Plan, when issued as authorized by the Company upon payment of the consideration to be paid therefor (in an amount at least equal to the par value of the related shares), will be validly issued, fully paid and non-assessable.

For purposes of this letter we have relied without any independent verification upon (i) information contained in one or more certificates provided by the Secretary of State of the State of Delaware and (ii) factual information supplied to us by the Company. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading. For purposes of the opinion in numbered paragraph 1, we have relied exclusively upon a certificate issued by the Secretary of State of the State of Delaware, and such opinion is not intended to provide any conclusion or assurance beyond that conveyed by that certificate.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of each share of Common Stock registered under the Registration Statement.

Argonaut Group, Inc.

February 8, 2005

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the current laws of the State of Delaware be changed by legislative action, judicial decision or otherwise.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP